Exhibit 99.1

EMERSON RADIO CORP. EXPANDS STOCK REPURCHASE PROGRAM

Hackensack, New Jersey— September 5, 2017—Emerson Radio Corp. (NYSE American: MSN) today announced that its Board of Directors has approved an increase in the Company’s current stock repurchase program by an additional $5 million, for a total authorization since inception of the program of $10 million. The Board of Directors also approved an extension of the program to June 30, 2018, unless completed sooner or otherwise extended. Through August 31, 2017, the Company has repurchased an aggregate of 2,392,964 shares of its common stock under the program since inception of the program in December 2016 at an average price of $1.46 per share or an aggregate cost of approximately $3.5 million (exclusive of commissions).

As previously announced, the program allows for the repurchase of the Company’s common stock from time to time at prevailing market prices, through open market or in privately negotiated transactions, which may include, in whole or in part, the establishment of a purchase program pursuant to the safe harbor provided by Rule 10b5-1 under the Securities Exchange Act of 1934, through block purchases or through accelerated or forward or similar stock purchases. Under the program, repurchases will be funded from available working capital and any repurchased shares will be held as authorized but unissued shares and will be available for general corporate purposes.

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE American: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning further events. Such forward-looking statements are inherently subject to risks and uncertainties. Such risks and uncertainties include the continuation of sufficient liquidity to complete stock repurchases, stock price levels and volatility, alternative uses of funds, the absence of unforeseen changes in the Company’s markets, legal and regulatory changes and general changes in the economy. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them. The Company disclaims any obligation to update such forward-looking statements because of new information or otherwise.

Contacts

Emerson Radio Corp.

Investor Relations

Barry Smith, (973) 428-2004

Investor Relations Manager